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Dynacq International, Inc. Acquires Piney Point Surgery Center

HOUSTON, MARCH 22, 2001 (BW HealthWire) -- Dynacq International, Inc. (NASDAQ:
DYII) announces its acquisition of the Piney Point Surgery Center, an ambulatory surgery center located in Houston, Texas. Final approval of the change of ownership by Texas Department of Health is anticipated within the next several days. Immediately following State approval, surgeries will be scheduled and performed, and the resulting revenues will be accretive to Dynacq's earnings.

The Piney Point Center acquisition is the first of several anticipated benefits from Dynacq's Surgi+Group acquisition, which was completed in February of this year. This transaction adds the continuing profitable operations of the Piney Point Center as an orthopedic outpatient facility to Dynacq's operations, while the Company simultaneously completes renovations and equipment purchases at the Center designed to expand services for its utilizing physicians and their patients.

Chiu M. Chan, Dynacq's Chairman and Chief Executive Officer, announced the Piney Point transaction, stating, "The addition of the Piney Point Center gives our Company a second strategic location in metropolitan Houston. This acquisition is right on target following our acquisition of Surgi+Group, and moves us forward on our strategic growth plan. Dynacq's capable management team will continue to successfully operate the Piney Point Center, while expanding its facilities and services."

As previously announced, the acquisition is a cash transaction using existing funds with no debt incurred.

Dynacq International, Inc. specializes in creating high quality and efficient, community-based, one-stop healthcare resource centers designed to meet the needs of physicians and their patients. During the past year, Dynacq was recognized by both the Houston Chronicle and Wallstreet.com as one of the fastest-growing public companies in Houston and the Country.

Certain statements in this release are forward-looking. Although Dynacq believes its expectations are based on reasonable assumptions within the bounds of knowledge of its business and operations, there can be no assurance that actual results will not differ materially from Dynacq's expectations. Please refer to the reports filed by Dynacq with the Securities and Exchange Commission for a review of factors that may cause results to differ.

For additional information, please contact Philip Chan at 713-673-6432.